EXHIBIT 99.1

Contact:	Eva Schmitz
Phone:	(812) 962-5011
Cell:	(812) 431-7177

FOR IMMEDIATE RELEASE

ACCURIDE CORPORATION ANNOUNCES NOTES EXCHANGE OFFER

Evansville, Ind. — May 16, 2005 — Accuride Corporation (NYSE: ACW), one of the largest and most diversified manufacturers of commercial vehicle components in North America, today announced commencement of an offer to exchange up to $275.0 million in aggregate principal amount of its 8½% Senior Subordinated Notes due 2015, which have been registered under the Securities Act of 1933, as amended, for its outstanding unregistered 8½% Senior Subordinated Notes due 2015.  The exchange offer will expire at 5:00 p.m., New York City time on Tuesday, June 14, 2005, unless Accuride Corporation., in its sole discretion, decides to extend the exchange offer.

The exchange agent for the exchange offer is The Bank of New York Trust Company, N.A., Attention: Corporate Trust Department, Reorganization Unit, 101 Barclay Street – 7E, New York, NY 10286.  For information by telephone, call 1-212-815-5920.

Accuride Corporation (NYSE:ACW) is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America. Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components. Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco and Brillion. For more information, visit Accuride’s website at http://www.accuridecorp.com.

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.